For immediate release

CINAR SELLS TWIN SISTERS

Montréal (Québec) Canada – January 14, 2003 – On January 13, 2003, CINAR Education, Inc., a wholly-owned subsidiary of CINAR Corporation, sold substantially all the assets of Twin Sisters Productions, Inc. for 1.5 million $US to an entity controlled by the founders of Twin Sisters Productions, Inc.  CINAR Corporation and CINAR Education simultaneously settled all outstanding litigation claims against them by the founders of Twin Sisters Productions, Inc.

CINAR Corporation is an integrated entertainment and education company involved in the development, production, post-production and worldwide distribution of non-violent, quality programming and educational products for children and families.  CINAR’s web site is www.cinar.com.

Contact :

George Rossi, C.A.

Interim President and CEO

CINAR Corporation

(514) 843-7070

grossi@cinar.com

This release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 (U.S.).  Forward-looking statements are identified by words such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may” and other similar expressions.  Actual results or conditions may differ from those anticipated by these and other forward-looking statements. Such forward-looking statements are subject to a number of known or unknown risks and uncertainties.